Exhibit 99.1

Press Release

Media Contact Robin Pence 703-682-6552

Investor Contact Ahmed Pasha 703-682-6451

AES Prices Senior Unsecured Notes Offering

Arlington, VA, May 15, 2008 — The AES Corporation (NYSE: AES) today said that it has priced its previously announced private placement of senior unsecured notes, consisting of $625 million principal amount of 8.0% senior notes due 2020.

AES intends to use the net proceeds from the sale of the notes to purchase any senior notes tendered and to pay for consents delivered in the tender offer and consent solicitation that AES is undertaking concurrently with the offering of notes, as well as the fees and expenses incurred in connection therewith. In addition, up to $213 million of proceeds may be used for general corporate purposes to replenish funds which will be used to pay at maturity on May 15, 2008 AES’s outstanding 6.0% Junior Subordinated Convertible Debentures due 2008, which are held by the AES Trust VII which in turn will use such proceeds to pay at maturity the Trust Convertible Preferred Securities. To the extent any of the net proceeds from the sale of the notes are not used for such purposes, AES intends to use any remaining net proceeds to repay other debt.

The senior notes will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable securities laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2007 Annual Report on Form 10-K. Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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